Filed Pursuant to Rule 433
                                                  Registration No. 333-127779-04


February 28, 2005

UPDATE to Structural and Collateral Information Free Writing Prospectus dated February 2006 (the "Term Sheet FWP") and Free Writing Prospectus Dated February 21, 2006 (the "FEB 21 FWP")

Banc of America Commercial Mortgage Inc., Commercial Mortgage Pass-Through Certificates, Series 2006-1

1. Class A-3 has been replaced by new Class A-3A and Class A-3B.

In discussions of the offered certificates throughout the FEB 21 FWP, the references to the Class A-3 Certificates will change to be references instead to the Class A-3A Certificates, and new language (which will also be similar to that used in the FEB 21 FWP to describe the Class A-3 Certificates) will be added to describe the Class A-3B Certificates consistent with the following terms:

A. Class A-3B will be pro rata with respect to the Class A-1 Certificates, Class A-2 Certificates, Class A-3A Certificates, Class A-SBFL Regular Interest, Class A-4 Certificates, Class XC Certificates and Class XP Certificates with respect to the distribution of interest described in subclauses (i) and (iii) under the heading "Description of the Certificates--Distributions--Application of the Available Distribution Amount" in the FEB 21 FWP.

B. Class A-3B will be sequential with respect to such classes having principal balances and the payment of principal, and the language in clause (2)(A) under such heading will be revised accordingly to provide for principal distributions to the Class A-3B Certificates after such distributions to the Class A-3A Certificates and before such distributions to the Class A-SBFL Regular Interest.

C. Class A-3B will be pro rata with such classes having principal balances for purposes of the description of the reimbursement of realized losses and additional trust fund expenses in clause (3) under such heading. Similarly, in the description of the allocation of losses and expenses to the certificates under "Description of the Certificates--Credit Support; Allocation of Losses and Certain Expenses" the language will be revised to clarify that to the extent not covered by allocations to the Class A-M Certificates and the Classes of Certificates having later designations, such losses and expenses will be allocated pro rata among the Class A-1 Certificates Class A-2 Certificates, Class A-3A Certificates, Class A-3B Certificates, Class A-SBFL Regular Interest, Class A-4 Certificates and Class A-1A Certificates.

D. Class A-3B will be entitled to receive distributions of Prepayment Premiums from Loan Group 1 in a manner analogous to that described for the Class A-3 Certificates in the FEB 21 FWP under "Description of the Certificates--Distributions--Distributions of Prepayment Premiums."

2. Loan Number 59467 (Manthey Road--Sterling Portfolio): This loan (cut-off balance $7,050,000) was removed from the pool.

3. Loan Number 59442 (Main Event Portfolio): The rating for Spirit Finance Corporation shown as "AAA" on page 81 of the Term Sheet FWP and page E-45 of the FEB 21 FWP is incorrect. Such entity is not rated.

4. Loan Number 59264 (Desert Passage): The updated occupancy rate as of 3/1/2006 is 91.3%. In addition, the interest rate in the FEB 21 FWP should instead be 5.464%. The DSCR (NOI) in the Term Sheet FWP and Annex E to the FEB 21 FWP should be 1.31x and the DSCR (CF) should be 1.28x.

5. Loan Number 20050248 (Waterfront at Port Chester): The letter of credit that the borrower is permitted to deliver to the lender in lieu of a cash deposit, as described in "Significant Mortgage Loans --Waterfront at Port Chester-- Additional Information--Reverse Earnout" in Annex E to the FEB 21 FWP, may be issued by a financial institution rated not less than "A" by S&P or such lesser credit rating as is acceptable to the lender.

6. Loan Number 20051519 (Torre Mayor): The references to tenants on page S-59 of the FEB 21 FWP in the section entitled "Risk Factors--Risks Related to the Certificates--Certain Considerations With Respect to the Torre Mayor Mortgage Loan" and in the first sentence of the second bullet of "Significant Mortgage Loans --Torre Mayor--Additional Information--Lease, Administrative Service Contracts, Rents and Peso Devaluation" in Annex E to the FEB 21 FWP should be read as follows: The following tenants have leases that contain peso devaluation clauses: (i) Marsh Brockman y Schuh, Agente de Seguros y de Fianzas, S.A. de C.V. ("Marsh Tenant"); (ii) Deloitte Mexico, Banco Internacional, S.A. ("Deloitte Tenant"); (iii) Institucion de Banca Multiple, Grupo Financiero Bital (now HSBC Mexico, S.A., Institucion de Banca Multiple, Grupo Financiero HSBC);
(iv) Scotiabank Inverlat, S.A.; (v) McKinsey & Company Inc. Mexico S.C.; and
(vi) Starbuck's.

7. Loan Number 59475 (Rancho Springs Medical Plaza): The Open Period for this loan is 4 months instead of 3 months; accordingly, the prepayment information in Annex A to the FWP 21 FWP should instead read "LO(116)/OPEN(4)/DEFEASANCE".

8. Loan Number 59589 (Graham Shopping Center): The Open Period for this loan is 4 months instead of 3 months; accordingly, the prepayment information in Annex A to the FWP 21 FWP should instead read "LO(116)/OPEN(4)/DEFEASANCE".


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you e-mail a request to dg.prospectus_distribution@bofasecurities.com The securities may not be suitable for all investors. Banc of America Securities LLC and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

IRS CIRCULAR 230 NOTICE THIS FREE WRITING PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING U.S. FEDERAL, STATE OR LOCAL TAX PENALTIES. THIS FREE WRITING PROSPECTUS IS WRITTEN AND PROVIDED BY THE UNDERWRITERS IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN. INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

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